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                                                                   Exhibit 10.23



                             Student Advantage, Inc.
                                280 Summer Street
                           Boston, Massachusetts 02210

                                 April 14, 2000


Mr. Ronald J. Kos
c/o Student Advantage, Inc.
280 Summer Street
Boston, Massachusetts 02210

Dear Ron:

     This letter sets forth our agreement regarding the terms of your continued employment with Student Advantage, Inc. (the "Company"), effective as of April 1, 2000 (the "Effective Date").

     1. You will be employed as the Chief Operating Officer of the Company. Your primary duties and responsibilities shall be to (a) manage the Company's Marketing Communications Department, (b) manage the executive and senior-level employee recruiting process for the Company and (c) lead the Company's Strategic Planning process. You hereby accept such employment and agree to undertake such duties and responsibilities and such other duties and responsibilities as the Chief Executive Officer of the Company shall from time to time reasonably assign to you.

     2. Your annual base salary will initially be $150,000. You will be eligible to earn an annual performance bonus with a target of $75,000 based upon the achievement of certain performance objectives, in accordance with the Company's customary corporate practices. All salary, bonus and other compensation payable to you shall be subject to applicable withholding taxes.

     3. You shall be entitled to participate in the Company's employee benefit programs, to the extent that your position, tenure, health and other qualifications make you eligible to participate, including without limitation, indemnification under the Company's Certificate of Incorporation as an officer of the Company.

     4. The Incentive Stock Option Agreement between you and the Company evidencing the grant to you on May 19, 1999 of an option to purchase 40,404 shares of common stock of the Company at an exercise price of $9.90 per share (the "ISO Agreement") is hereby amended and restated in its entirety to read as set forth in EXHIBIT A attached hereto. The Nonstatutory Stock Option Agreement between you and the Company evidencing the grant to you on May 19, 1999 of an option to purchase 609,597 shares of common stock of the Company at an exercise price of $9.90 per share (the "NSO Agreement") is hereby amended and restated in its entirety to read as set forth in EXHIBIT B attached hereto. You acknowledge that the ISO Agreement and the NSO Agreement each provide that the vesting of the option evidenced thereby shall accelerate upon a Change in Control Event (as defined therein) only if you are an Eligible Participant (as defined therein) at the time of the closing of such Change in Control Event. The Company acknowledges that the ISO Agreement and the NSO Agreement each provide that, subject to the immediately preceding sentence, to the extent that a Change in Control Event (as defined in the ISO Agreement and the NSO Agreement) is also an Acquisition Event (as defined in the Company's 1998 Stock Incentive Plan (the "Plan")), the options evidenced by the ISO Agreement and the NSO Agreement shall become vested and exercisable as to such greater number of additional Shares (as defined in the ISO Agreement and the NSO Agreement) as is provided under (a)
Section 5(b) of SCHEDULE A to the ISO Agreement and NSO Agreement and (b)
Section 8(c)(2) of the Plan.

     5. Section 1(a)(i) of the Non-Competition, Invention and Non-Disclosure Agreement, dated May 3, 1999, between you and the Company, is hereby amended by adding the following proviso thereto:

     "; provided, however, that it shall not be deemed to be a violation of this clause (i) if the Employee (following the termination of his employment with the Company) is an investor in, a limited or general partner of, or an employee or consultant at a venture capital, public relations, advertising or consulting firm or educational institution that represents, advises (or in the case of a venture capital firm or educational institution, invests
     in) numerous different entities ("Represented Entities") even if one of such Represented Entities engages in one of the prohibited businesses described above, as long as the Employee does not involve himself in, or otherwise

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     influence such firm or institution with respect to, a Represented Entity that is engaged in one of the prohibited businesses described above."

     6. The Non-Competition, Invention and Non-Disclosure Agreement, dated May 3, 1999, between you and the Company, as amended by paragraph 5 hereof, shall continue in full force and effect.

     7. Your employment with the Company may be terminated at any time by either you or the Company. In the event of the termination of your employment with the Company, the Company shall pay to you the compensation and benefits otherwise payable to you hereunder through the last day of your actual employment by the Company.

     8. Notwithstanding the provisions of paragraph 7 above, in the event (A) your employment with the Company is terminated by you for any reason or by the Company without Cause (as defined below) and (B) you sign and do not revoke a release of claims against the Company and its directors, officers and employees (which is reasonably acceptable to the Company), then the Company shall (1) pay to you a lump sum of $2,000 within 15 days of the date of termination and (2) continue to pay to you the base salary otherwise payable to you until the date 90 days after the date of termination. For purposes of this paragraph 8, "Cause" shall mean one or more of the following: (i) gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (ii) the commission of an act of embezzlement or fraud; (iii) deliberate disregard of the rules or policies of the Company which results in loss, damage or injury to the Company; and (iv) unauthorized disclosure of any trade secret or confidential information of the Company. The payment to you of the amounts payable under this paragraph 8 shall constitute your sole remedy in the event of a termination of your employment with the Company by you or by the Company without Cause.

     9. This letter agreement sets forth our entire understanding with respect to the terms of your employment with the Company after the Effective Date. This letter supersedes the letter agreement dated May 3, 1999, between you and the Company, regarding the terms of your employment with the Company. This letter agreement may be amended or modified only by a written instrument executed by both you and the Company. This letter agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

     If this letter correctly sets forth our agreement with respect to your continued employment with the Company, please so indicate by signing a copy of this letter where indicated below and returning it to me. Very truly yours,

                                       STUDENT ADVANTAGE, INC.


                                       By: /s/ Raymond V. Sozzi, Jr.
                                           -------------------------------------
                                           Raymond V. Sozzi, Jr.
                                           President and Chief Executive Officer


I hereby accept and agree to the
terms set forth in this letter agreement


/s/ Ronald J. Kos
-------------------------
Ronald J. Kos